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                                                                    EXHIBIT 23.6



                 CONSENT OF CAWLEY GILLESPIE & ASSOCIATES, INC.
                               PETROLEUM ENGINEERS

In connection with the Registration Statement on Form S-4 of Magnum Hunter Resources, Inc. (the "Company") to be filed with the Securities and Exchange Commission on or about January 15, 2002, Cawley Gillespie & Associates, Inc. hereby consents to the incorporation in said Registration Statement found under the heading "Experts" in the "Prospectus" of all references to us and our reports included in or made a part of the Company's Annual Report on Form 10-K for the year ended December 31, 2000.



/s/ Cawley Gillespie & Associates, Inc. Petroleum Engineers

Cawley Gillespie & Associates, Inc. Petroleum Engineers

Ft. Worth, Texas
January 15, 2002